FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2005

SOUTHERN PERU COPPER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8538	73-1165000
(State or Other	(Commission File Number)	(IRS Employer Jurisdiction
of Incorporation)		Identification Number)

2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016
(Address of Principal Executive Offices) (Zip Code)

(602) 977-6700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K fling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 1, 2005, Southern Peru Copper Corporation (SPCC) completed its acquisition of Minera México, S.A. de C.V. (MM) pursuant to the Agreement and Plan of Merger, dated as of October 21, 2004, by and among SPCC, SPCC Merger Sub, Inc., a wholly-owned subsidiary of SPCC, Americas Mining Corporation (AMC), SPCC’s parent company, Americas Sales Company, Inc. (ASC), a wholly-owned subsidiary of AMC,  and MM, a subsidiary of ASC.  SPCC acquired ASC’s 99.1463% interest in MM in exchange for the issuance by SPCC of 67,207,640 shares of SPCC common stock to AMC.  ASC merged into SPCC Merger Sub, Inc., with ASC surviving as SPCC’s wholly-owned subsidiary.

As a result of the issuance relating to the acquisition, there are approximately 147.433 million shares of SPCC capital stock outstanding and AMC has increased its ownership in SPCC from 54.4% to approximately 75.1%.

Item 3.02. Unregistered Sales of Equity Securities

As consideration for the acquisition of ASC’s interest in MM described in Item 2.01, SPCC issued 67,207,640 shares of its common stock to AMC on April 1, 2005.  The shares were issued at closing without registration under the Securities Act of 1933, as amended, in reliance on an exemption from registration under Section 4(2) of the Securities Act.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

To be filed by amendment within the period specified in Form S-K, Item 9.01 (a) (4).

(b) Pro Forma Financial Information.

To be filed by amendment within the period specified in Form S-K, Item 9.01 (b) (2).

(c) Exhibits

Exhibit 2.1        Agreement and Plan of Merger dated as of October 21, 2004, by and among Southern Peru Copper Corporation, SPCC Merger Sub, Inc., Americas Sales Company, Inc., Americas Mining Corporation and Minera México S.A. de C.V. (incorporated by reference to Exhibit 2.1 to SPCC’s Report on Form 8-K dated October 22, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN PERU COPPER CORPORATION.

Dated: April 4, 2005	By:	/s/ Armando Ortega
	Name:	Armando Ortega
	Title:	Secretary

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 2.1

Agreement and Plan of Merger dated as of October 21, 2004, by and among Southern Peru Copper Corporation, SPCC Merger Sub, Inc., Americas Sales Company, Inc., Americas Mining Corporation and Minera México S.A. de C.V. (incorporated by reference to Exhibit 2.1 to SPCC’s Report on Form 8-K dated October 22, 2004).